SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 8, 2004

TransTechnology Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7872	95-4062211

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Liberty Ave, Union, New Jersey		07083

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (908) 688-2440

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 7.01 Regulation FD Disclosure.

On October 8, 2004, the Registrant issued a press release announcing that it has received a commitment for a new $71.5 million credit facility with a maturity of 42 months. The commitment, provided by Wells Fargo Foothill Inc. and Ableco Finance LLC, will provide financing adequate to retire all of the company’s existing senior and subordinated debt and provide working capital for the company’s current and expected future needs. The new credit facility is in the form of a $10.0 million revolving line of credit and term loans totaling $61.5 million. The closing of the new financings, expected on or about October 31, 2004, is dependent upon the completion of documentation satisfactory to the lenders and other customary conditions. The press release is attached hereto as Exhibit 99.1.

ITEM 7.01 Regulation FD Disclosure.

October 8, 2004 – The Registrant (NYSE:TT) announced that it intends to appeal a determination by the New York Stock Exchange (“NYSE”), announced earlier that day, that its common stock – ticker symbol TT – should be delisted from the NYSE. Under the NYSE procedures, a listed company has the right to a review of an NYSE delisting determination by a Committee of the Board of the Directors of the NYSE (the “Committee”). It is the current intention of the Company to avail itself in this right of review and appeal the NYSE’s decision. A request for review must be filed in writing within 10 business days after receiving the notice from the NYSE and the review is scheduled not less than 25 business days after the request is filed. It is the Company’s understanding that a suspension date will be announced if the subsequent review of the delisting determination by the Committee finds that the Company should be suspended. It is also the Company’s understanding that its common stock will continue to be listed pending the announcement of a suspension date, subject to certain conditions. The NYSE has indicated that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.

ITEM 9.01. Financial Statements and Exhibits.

     (c)    Exhibits.

Exhibit	Description
99.1	Press Release issued October 8, 2004 regarding New Financing Commitment.

99.2	Press Release issued October 8, 2004 regarding Appeal of NYSE Delisting Determination.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSTECHNOLOGY CORPORATION
	By:	/s/ Joseph F. Spanier
Joseph F. Spanier, Vice President, Chief
Date: October 12, 2004		Financial Officer and Treasurer

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